UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 8, 2024

The Kroger Co.

(Exact Name of Registrant as Specified in Its Charter)

Ohio	No. 1-303	31-0345740
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1014 Vine Street Cincinnati, OH	45202
(Address of Principal Executive Offices)	(Zip Code)

(513) 762-4000

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities Registered Pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name Of Each Exchange On Which Registered
Common Stock, $1.00 par value per share	KR	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On October 8, 2024, The Kroger Co. (“the Company”) entered into an amendment (the “RCF Amendment”) to its Credit Agreement, dated as of September 13, 2024 (the “Revolving Credit Agreement”), by and among the Company, the lenders from time to time party thereto, Wells Fargo Bank, National Association and Citibank, N.A., as co-administrative agents, and Wells Fargo Bank, National Association, as paying agent, pursuant to which (i) the definition of “Acorn Closing Date Additional Commitment Termination Date” was amended such that the additional $2.25 billion of commitments to be made available under the Revolving Credit Agreement upon the closing of the previously announced merger of a subsidiary of the Company with and into Albertsons Companies, Inc. (“ACI”), with ACI surviving the merger as a wholly owned subsidiary of the Company (the “Merger”), pursuant to that certain Agreement and Plan of Merger, dated as of October 13, 2022 (the “Merger Agreement”), among the Company, Kettle Merger Sub, Inc. and Albertsons Companies, Inc., would not terminate on the “Outside Date” under and as defined in the Merger Agreement and (ii) the definition of “Certain Funds Termination Date” was amended such that the ability of the Company to draw $750 million of loans on the closing date of the Merger to fund a portion of the consideration therefor would not terminate on the “Outside Date” under and as defined in the Merger Agreement.

On October 8, 2024, the Company also entered into an amendment (the “Term Loan Amendment” and, together with the RCF Amendment, the “Amendments”) to its Term Loan Credit Agreement, dated as of November 9, 2022 (as amended by Amendment No. 1 to Credit Agreement, dated as of July 26, 2024, and as further amended by Amendment No. 2 to Credit Agreement, dated as of September 13, 2024, the “Term Loan Agreement”) by and among the Company, the lenders from time to time party thereto and Citibank, N.A., as administrative agent, pursuant to which the definition of the “Commitment Termination Date” was amended, such that that the commitments under the Term Loan Agreement would not terminate on the “Outside Date” under and as defined in the Merger Agreement.

Certain parties to the Amendments, and affiliates of those parties, provide banking, investment banking, and other financial services to the Company from time to time.

The foregoing descriptions of the Amendments are not intended to be complete and is qualified in its entirety by the copies thereof which are filed herewith as Exhibits 10.1 and 10.2 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

10.1	Amendment No. 1 to Credit Agreement, dated as of October 8, 2024, by and among the Company, the lenders party thereto, Wells Fargo Bank, National Association and Citibank, N.A., as co-administrative agents, and Wells Fargo Bank, National Association, as the paying agent, to the Credit Agreement, dated as of September 13, 2024.
10.2	Amendment No. 3 to Term Loan Credit Agreement, dated as of October 8, 2024, by and among the Company, the lenders party thereto and Citibank, N.A., as administrative agent, to the Term Loan Credit Agreement, dated as of November 9, 2022
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE KROGER CO.

By:	/s/ Christine S. Wheatley
Name:	Christine S. Wheatley
Title:	Senior Vice President, General Counsel and Secretary

Date: October 9, 2024